UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 26, 2007

OPEN ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-50450	98-0370750
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

514 Via De La Valle, Suite 200
Solana Beach, California 92075

(Address of principal executive offices, including zip code)

(858) 794-8800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On December 26, 2007, Open Energy Corporation entered into a consulting agreement with Patricia Eckert, a member of the Company’s board of directors.  Pursuant to the consulting agreement, Eckert has agreed to provide strategic advisory services to the Company in connection with matters before the California Public Utilities Commission related to the Company’s solar communities program as well as federal matters related to national legislation.  The consulting agreement provides for the payment of a maximum of $45,000 per fiscal year of the Company in consulting fees and travel expenses, with consulting fees to be billed at market rates.  The consulting agreement has a term of one year from December 14, 2007, unless earlier terminated by either party upon 30 days notice.

On January 2, 2007, the Company entered into a fee agreement for legal services with Dalton Sprinkle, a member of the board of directors.  Pursuant to the fee agreement, Mr. Sprinkle has agreed to provide legal services to the Company in connection with ongoing corporate, securities and general business law matters at a rate of $200 per hour.  The fee agreement is terminable at will by the Company and terminable for cause by Mr. Sprinkle.  The fee agreement recites that it also governs legal services rendered on behalf of the Company by Mr. Sprinkle prior to the execution of the fee agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPEN ENERGY CORPORATION

	By:	/s/ Aidan Shields
Aidan Shields
Chief Financial Officer

Date: January 2, 2008